November 21, 2007

Sallie DeMarsilis
131 Blue Hills Road
North Haven, CT  06473

Dear Sallie:

We are delighted to extend an offer of employment to you in accordance with the following:

➢	You will assume a senior financial position reporting to Rick Cote, COO and you will transition to the position of Chief Financial Officer within a short, mutually agreeable time frame.

➢
Your compensation will consist of a bi-weekly base salary of $16,346.15 annualized to $425,000.  In addition to your base salary, you will be eligible to receive a bonus.  Your target bonus will be 50 % of your base pay and the actual amount of the bonus will be dependent upon you, and the Company achieving certain objectives.

➢	You will receive a monthly car allowance of $550.

➢	If you should decide to rent an apartment in the Paramus area, you will receive a monthly housing allowance of $2,100.

➢	You will be entitled to 23 PTO days next year (this amounts to three weeks of vacation in addition to personal and sick days)

➢
You will be entitled to participate in the Company’s Stock Option Plan and, subject to approval by the Compensation Committee of the Board of Directors, you will be granted 12,000 restricted shares with three year cliff vesting and you will be grated 10,000 options with three year gradual vesting.  You will also be eligible to participate in the LTI program next year.

➢	You are eligible to participate in the Company’s 401(k) and SERP plan. The Company will match your SERP contributions up to 5% of your base pay.

➢
You shall be entitled to receive medical benefits offered by the Company to all its full time employees.  You will also be covered under our group life insurance, long-term disability insurance and you may participate in our flexible spending account plan.  Medical and life insurance require an employee contribution.  You shall be reimbursed for your business and travel expenses in accordance with Company policy.

➢
Your employment will at all times be subject to all of the Company’s policies and procedures applicable to its full-time employees as the same may be modified from time to time including, without limitation, the Company’s Code of Business Conduct and Ethics which is available on the Company’s website, www.movadogroupinc.com.

➢
While you are employed by the Company and for a period of six (6) months after such employment terminates, whether voluntarily or involuntarily for cause, or during any period that you may receive severance from the Company, you shall not directly or indirectly in any capacity, without the prior written consent of the Chief Executive Officer of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, carry on or engage or participate in the watch or jewelry business, in any individual or representative capacity, as a principal, for your own account, jointly with others as a partner, joint venture, or shareholder of any firm, corporation, partnership, association, or other entity, or as a consultant, contractor, subcontractor or agent or employee of any person, firm, corporation, partnership, association or other entity.

➢
While you are employed by the Company and for a period of twelve (12) months after the termination of such employment, whether voluntarily or involuntarily, you shall not, directly or indirectly, alone or with others, in any capacity, without the prior written consent of the Company, which may be granted or withheld in the Company’s sole and absolute discretion, (a) employ, engage or retain any individual who is then an employee of the Company (or who had been an employee of the Company within six (6) months prior to the termination of your employment with the Company), or solicit, induce or persuade any such individual to terminate his or her employment relationship with the Company; or (b) request, induce, or advise any client of the Company (which you had reason to know was such a client or prospective client of the Company) to withdraw, curtail, or cancel any of its business with the Company.

➢
It is understood that this in no way shall be construed as an offer or an agreement for employment for any period of time and that if you accept employment it will be “at will” where wither you or we can terminate it any time with or without cause.

This offer is contingent upon your successful completion of our pre-employment screening process.  Towards that objective, could you contact me as soon as possible so we can begin this clearance process.

Very truly yours,

/s/ Vivian D’Elia
Vivian D’Elia
Sr. Vice President, Human Resources

Agreed to by:  /s/ Sallie DeMarsilis_____________Date: 11/27/07_________
Sallie DeMarsilis